Exhibit 16.1

May 17, 2021

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE

Washington, D.C. 20549

Re:	MingZhu Logistics Holdings Limited

Ladies and Gentlemen:

We have read the statements in the Form 6-K dated May 17, 2021, of MingZhu Logistics Holdings Limited to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to and, therefore, do not agree or disagree with the other statements made by the Company in the Form 6-K.

Respectfully submitted,

/s/ Friedman LLP

New York, New York

May 17, 2021